EXHIBIT 99.1

Investor Contacts:	Suzanne DuLong or Jessica Towns CIENA Corporation (888) 243-6223 email: ir@ciena.com

Press Contacts:	Denny Bilter or Glenn Jasper CIENA Corporation (877) 857-7377 email: pr@ciena.com

     FOR IMMEDIATE RELEASE

CIENA Announces Operational Realignment

LINTHICUM, Md. – March 26, 2002 – CIENA® Corporation (NASDAQ: CIEN) today announced an immediate workforce reduction of approximately 650 employees, or approximately 22 percent of its total workforce, as the Company strives to better align its operations and strategic focus with the current industry environment.

“The telecom equipment market has changed dramatically in the last year and we have to adjust to those changes if we are to maintain our leadership position in the industry,” said Gary Smith, CIENA’s president and CEO. “CIENA’s future success depends on our ability to adapt the way we think and the way we run our business in this dynamic environment.”

CIENA estimates that the actions taken today will generate between $145 to $155 million in annualized cost savings, including approximately $85 to $90 million at the operating expense level, prior to restructuring-related charges. CIENA expects that the majority of the cost savings will be in place by its fiscal third quarter, 2002. Affected employees will be paid through May 24, 2002 and will be eligible for additional severance packages. They also will receive outplacement assistance and training.

The Company expects to record a restructuring charge of between $125 to $135 million in its second fiscal quarter associated with the workforce reduction, lease terminations, non-cancelable lease costs and the write-down of certain property, equipment and leasehold improvements. In addition, in its fiscal second quarter, CIENA also expects to record a charge of approximately $200 to $225 million, primarily related to excess inventory associated with its long-haul transport products and purchase commitments with suppliers.

“CIENA pioneered the WDM revolution and we’re leading the optical switching revolution. Our goal is to continue to reshape the telecom industry, creating more powerful, more economically compelling network solutions for our customers,” continued Smith. “Consequently, we remain committed to investing in key areas of our business as this is not the time to cut back on the efforts that are likely to propel CIENA to a stronger leadership position when our carrier customers resume more normal spending patterns. However, as demonstrated by today’s actions, we are carefully prioritizing our spending with an emphasis on opportunity and return on investment.”

“The actions we’ve taken today will help facilitate CIENA’s return to profitability,” concluded Smith. “CIENA’s grown up in turbulent times and agility has been a key competitive advantage – one that is even more valuable in today’s volatile environment. We’re currently playing from a market-leading, technology-leading position and that position enables us to play to win, not just survive. We will continue to work to leverage our competitive position to the long-term benefit of our customers, our shareholders and our employees.”

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     ABOUT CIENA

CIENA Corporation’s market-leading intelligent optical networking systems form the core for the new era of networks and services worldwide. CIENA’s LightWorks™ architecture enables next-generation optical services and changes the fundamental economics of service-provider networks by simplifying the network and reducing the cost to operate it. Additional information about CIENA can be found at www.CIENA.com.

     NOTE TO CIENA INVESTORS

This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions of CIENA (the Company) that involve risks and uncertainties. Forward-looking statements in this release, including, the telecom equipment market has changed dramatically in the last year and we have to adjust to those changes if we are to maintain our leadership position in the industry, CIENA’s future success depends on our ability to adapt the way we think and the way we run our business in this dynamic environment, CIENA estimates that the actions taken today will generate between $145 to $155 million in annualized cost savings, including approximately $85 to $90 million at the operating expense level, prior to restructuring-related charges, CIENA expects that the majority of the cost savings will be in place by its fiscal third quarter, 2002, affected employees will be paid through May 24, 2002 and will be eligible for additional severance packages, they also will receive outplacement assistance and training, the Company expects to record a restructuring charge of between $125 to $135 million in its second fiscal quarter associated with the workforce reduction, lease terminations, non-cancelable lease costs and the write-down of certain property, equipment and leasehold improvements, in its fiscal second quarter CIENA also expects to record a charge of approximately $200 to $225 million, primarily related to excess inventory associated with its long-haul transport products and purchase commitments with suppliers, CIENA pioneered the WDM revolution and we’re leading the optical switching revolution, our goal is to continue to reshape the telecom industry, creating more powerful, more economically compelling network solutions for our customers, we remain committed to investing in key areas of our business as this is not the time to cut back on the efforts that are likely to propel CIENA to a stronger leadership position when our carrier customers resume more normal spending patterns, however, as demonstrated by today’s actions, we are carefully prioritizing our spending with an emphasis on opportunity and return on investment, the actions we’ve taken today will help facilitate CIENA’s return to profitability, CIENA’s grown up in turbulent times and agility has been a key competitive advantage – one that is even more valuable in today’s volatile environment, we’re currently playing from a market-leading, technology-leading position and that position enables us to play to win, not just survive, we will continue to work to leverage our competitive position to the long-term benefit of our customers, our shareholders and our employees, are based on information available to the Company as of the date hereof. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company’s business, which include the risk factors disclosed in the

Company’s Report on Form 10-Q filed with the Securities and Exchange Commission on February 21, 2002. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.